Exhibit 99.1

News Release
For Immediate Release	For More Information, Contact:
October 26, 2017	Michael K. Devlin, Executive Vice President
And Chief Financial Officer (781-573-1348)
mdevlin@randolphsavings.com

RANDOLPH BANCORP, INC. ANNOUNCES THIRD QUARTER AND YEAR-TO-DATE 2017 FINANCIAL RESULTS

STOUGHTON, Massachusetts, October 26, 2017 – Randolph Bancorp, Inc. (the “Company”) (NASDAQ Global Market: RNDB), the holding company for Randolph Savings Bank (the “Bank”), today announced net income of $49,000, or $0.01 per share, for the three months ended September 30, 2017 and a net loss of $548,000, or $0.10 per share, for the nine months ended September 30, 2017 compared to net income of $289,000, or $0.05 per share, and $1,009,000 for the same periods in the prior year.

Operating results for all periods were affected by certain non-recurring items. Excluding such non-recurring items, net income was $112,000 for the third quarter of 2017 compared to net income of $1,627,000 for the third quarter of 2016. Excluding such non-recurring items, the Company incurred a net loss of $101, 000 for the nine months ended September 30, 2017 compared to net income of $2,011,000 for the nine months ended September 30, 2016.

The following non-recurring items, all presented on a pre-tax basis, were excluded from the results discussed in the preceding paragraph:

•	Merger and integration costs of $7,000 and $514,000 in the third quarter of 2017 and 2016, respectively, and $531,000 and $664,000 in the nine months ended September 30, 2017 and 2016, respectively.

•	A bargain purchase gain of $1,451,000 recognized in the third quarter of 2016 in connection with the acquisition of First Eastern Bankshares Corporation (“First Eastern”) in July 2016.

•	Expense of $2,275,000 recorded in the third quarter of 2016 related to the funding of a new charitable foundation at the time of the Company’s mutual to stock conversion in July 2016.

•	A gain on a life insurance settlement of $486,000 recognized in the nine months ended September 30, 2016.

James P. McDonough, President and Chief Executive Officer, stated, “While we achieved profitability for the third quarter of 2017, our operating results this year have been adversely impacted by lower production of saleable residential mortgage loans than we generated in the prior year. We continue to make investments in our mortgage banking capabilities and to take actions to improve our market share to address the challenges of lower loan refinancing activity and a shortage of homes being marketed for sale in our lending area.”

Mr. McDonough added, “We successfully completed the conversion of First Eastern’s loan servicing system during the third quarter and with that have now completed all aspects of the merger integration. We also recently opened our newly constructed full-service branch office in Stoughton, MA while closing our former location serving this community. We believe the superior location and better technology available in this new branch office allows us to better serve our Stoughton customers and positions us to increase our share of deposits in this important market.”

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Third Quarter Operating Results

Net interest income increased by $395,000 for the three months ended September 30, 2017 compared to the same period in the prior year. This increase was almost entirely due to the growth in the loan portfolio in the current year. Following the completion of the IPO in July 2016, the Company gradually deployed $49.8 million of offering proceeds by growing its loan portfolio which drove an improvement in the net interest margin from 3.03% in the three months ended September 30, 2016 to 3.24% in the three months ended September 30, 2017. The net interest margin for the three months ended September 30, 2017 was virtually unchanged from the second quarter of 2017.

No provision for loan losses was recorded for the three months ended September 30, 2017 compared to a credit provision of $160,000 in the prior year period. Classified and nonaccrual loan balances were stable during the quarter while regional and local economic data, including housing prices, continued their positive trend. The allowance for loan losses was at 0.94% of total loans at September 30, 2017 compared to 0.98% at December 31, 2016, and was 162.5% of non-performing loans at September 30, 2017 compared to 147.2% at December 31, 2016.

Non-interest income decreased $3,789,000 from $7,360,000 for the three months ended September 30, 2016 to $3,571,000 for the three months ended September 30, 2017. Exclusive of the bargain purchase gain of $1,451,000 recognized in the third quarter of 2016, the decrease would have been $2,338,000. This decrease was due to our mortgage banking business as gains on the sale of mortgage loans decreased $2,696,000, or 49.9%, to $2,705,000 in the 2017 period partially offset by an increase in loan servicing income of $425,000 in the 2017 period. The improvement in loan servicing income in the 2017 period compared to the 2016 period was primarily due to a reduction in the fair value of mortgage servicing rights in the 2016 period which required an increase in the related valuation allowance of $416,000. While loan sale gains in the third quarter of 2017 were $185,000, or 7.3%, higher than the second quarter of the year, they continue to be adversely affected by a lower volume of loan refinancing activity than experienced in 2016 and a shortage of homes currently being marketed for sale in our lending area.

Non-interest expenses decreased $3,443,000 from $10,652,000 for the three months ended September 30, 2016 to $7,209,000 for the three months ended September 30, 2017. Included in both periods are merger and integration costs associated with the First Eastern acquisition, which amounted to $7,000 and $514,000 for the three months ended September 30, 2017 and 2016, respectively. Also included in non-interest expenses in the three months ended September 30, 2016 was an expense of $2,275,000 related to the funding of a new charitable foundation at the time of the Company’s mutual to stock conversion in July 2016    Exclusive of these costs, the decrease in non-interest expenses between periods would have been $661,000, which was primarily due to lower salaries and employee benefits associated with lower loan originator commissions and incentive compensation.

A tax provision of $129,000 was recognized in the three months ended September 30, 2017, while no tax provision was recognized for the three months ended September 30, 2016. The tax provision for the current quarter resulted from an adjustment required by a limitation in the year-to-date tax benefit included in the results of operations. Such tax benefit is fully offset by a tax provision attributable to other comprehensive income, primarily due to appreciation in the fair value of available-for-sale securities. The Company has a net operating loss carryforward (“NOL”) of $7.2 million. Since 2014, the NOL as well as other deferred tax assets have been subject to a full valuation allowance, which totaled $3.8 million at September 30, 2017. We evaluate this position on a quarterly basis. In light of recent operating results and our expectations for the coming year, we concluded that the valuation allowance should be maintained at September 30, 2017.

Year-to-Date Operating Results

Net interest income increased by $1,917,000 for the nine months ended September 30, 2017 compared to the same period in the prior year. This increase was due to both the investment of IPO proceeds and the acquisition of First Eastern, which contributed to an increase in average interest-earning assets of $59.3 million between

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periods. The Company’s net interest margin increased in the first nine months of 2017 to 3.24% from 3.07% in the same period of the prior year, due primarily to an increase in the ratio of interest-earning assets to interest-bearing liabilities to 136.9% in the 2017 period compared to 121.6% in the 2016 period. This improvement was caused by both the deployment of $49.8 million in IPO proceeds and an increase of $23.0 million in the average balance of noninterest-bearing deposits between periods.

The Company recognized a provision for loan losses of $335,000 for the nine months ended September 30, 2017 compared to a credit provision of $98,000 for the nine months ended September 30, 2016. Classified and nonaccrual loan balances were stable to date in 2017 while regional and local economic data, including housing prices, continued their positive trend. The provision during the nine months ended September 30, 2017 primarily reflected portfolio growth in both real estate secured and non-real estate secured loans.

Non-interest income decreased $333,000 from $10,748,000 for the nine months ended September 30, 2016 to $10,415,000 for the nine months ended September 30, 2017. Exclusive of the gain of $486,000 on a life insurance settlement and the bargain purchase gain of $1,451,000 recognized in the 2016 period, non-interest income would have increased $1,604,000. This increase was primarily due to the acquisition of First Eastern in July 2016 and the related increase in mortgage banking income. The gain on the sales of mortgage loans increased $124,000 to $7,264,000 in the nine months ended September 30, 2017 compared to $7,140,000 in the nine months ended September 30, 2016. This small gain occurred despite the operating results of First Eastern being included in the 2016 period for only one quarter while being included in the 2017 period for nine months. Net mortgage servicing fees increased $1,207,000 to $1,149,000 during the first nine months of 2017 compared a loss of $58,000 in the first nine months of 2016. This improvement in net mortgage servicing fees was positively affected by the inclusion of First Eastern’s serviced loan portfolio throughout the 2017 period compared to inclusion for only one quarter in 2016 and a $416,000 valuation allowance for mortgage servicing rights recognized in the 2016 period.

Non-interest expenses increased $2,859,000 from $18,907,000 for the nine months ended September 30, 2016 to $21,766,000 for the nine months ended September 30, 2017. Included in both periods are merger and integration costs associated with the First Eastern acquisition, which amounted to $531,000 and $664,000 for the nine months ended September 30, 2017 and 2016, respectively. Also included in non-interest expenses in the nine months ended September 30, 2016 was an expense of $2,275,000 related to the funding of a new charitable foundation. Exclusive of these costs, the increase in non-interest expenses between periods would have been $5,267,000. This increase is due in large part to the acquisition of First Eastern, which resulted in a near doubling in the number of Company employees. While all expense categories experienced increases, the most significant increase was in salaries and employee benefits which increased $4,128,000, or 41.6%, during the first nine months of 2017 compared to the first nine months of 2016. This rate of increase was mitigated by lower loan originator commissions and incentive compensation in 2017.

A tax benefit of $151,000 was recognized in the nine months ended September 30, 2017 while no benefit for income taxes was recognized for the nine months ended September 30, 2016. The tax benefit resulted from, and was limited to, an offsetting tax provision attributable to other comprehensive income, primarily due to appreciation in the fair value of available-for-sale securities.

Balance Sheet

At September 30, 2017, total assets amounted to $505.5 million compared to $481.2 million at December 31, 2016, an increase of $24.3 million, or 5.0%. During this period, net loans held in portfolio increased by $39.8 million, or 11.9%, which was partially offset by decreases in cash equivalents and investment securities totaling $10.3 million, and loans held for sale of $3.9 million. During this same period, deposits increased by $7.7 million, or 2.2%.

Net loans amounted to $372.8 million at September 30, 2017 compared to $333.0 million at December 31, 2016. This increase of $39.8 million occurred in both real estate secured ($22.0 million) and non-real estate secured ($17.8 million) loans. The increase in non-real estate secured loans was primarily due to $15.4 million in loan participations originated through a regional bank and the purchase of $5.0 million in refinanced student loans from an online lender specializing in the origination and refinancing of such loans. The loan participations are to local franchisees of a major international fast food retailer. The growth in real estate secured loans of was spread among residential, home equity and commercial real estate loans.

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Deposits amounted to $358.9 million at September 30, 2017 compared to $351.2 million at December 31, 2016. This increase of $7.7 million was adversely affected by the loss of $4.2 million in custodial account balances resulting from the transfers of $575 million of serviced loans during 2017. The net increase of $11.9 million, or 3.5%, included an increase of $9.3 million in core deposit accounts, of which $4.6 million was in noninterest-bearing accounts, and an increase of $2.6 million in term certificates. FHLB advances increased $18.3 million during the first nine months of 2017 to help fund loan growth. This increase consists entirely of overnight advances.

Total stockholders’ equity was $83.2 million at September 30, 2017 compared to $83.3 million at December 31, 2016 with the net loss for the nine months ended September 30, 2017 of $548,000 substantially offsetting appreciation in the fair value of available-for-sale securities and equity adjustments associated with the employee stock ownership plan. The Company’s tier one capital to average assets was 17.2% at September 30, 2017 compared to 16.9% at December 31, 2016. The Company and the Bank exceeded all of their regulatory capital requirements at September 30, 2017.

About Randolph Bancorp, Inc.

Randolph Bancorp, Inc. is the holding company for Randolph Savings Bank (the “Bank”), a Massachusetts-based community bank recognized for its unique integration of innovative technology, banking expertise and personal service to provide an exceptional experience to individuals, families, homeowners and businesses. With six full-service locations, three lending centers and four mortgage production offices, the Bank delivers hassle-free products and services for its retail customers, as well as providing a suite of cash management tools and financing solutions for commercial businesses. The Bank is a Top-20 Mortgage Lender in Massachusetts, serving homeowners throughout Massachusetts, southern New Hampshire and Rhode Island.

Forward-Looking Statements

Certain statements contained in this press release that are not historical facts may constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and are intended to be covered by the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve risks and uncertainties. The Company’s actual results could differ materially from those projected in the forward-looking statements as a result of, among others, the risk factors described in the Company’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q as filed with the Securities and Exchange Commission. The Company does not undertake any obligation to update any forward-looking statement to reflect circumstances or events that occur after the date the forward-looking statements are made.

Non-GAAP Financial Measures

The Company uses certain non-GAAP financial measures, such as return on average assets, return on average equity, non-interest income to total income and the efficiency ratio. These non-GAAP financial measures provide information for investors to effectively analyze financial trends of on-going business activities, and to enhance comparability with peers across the financial services sector. A table reconciling the Company’s GAAP to non-GAAP measures is presented herein.

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Randolph Bancorp, Inc.

Consolidated Statements of Operations

(Dollars in thousands except per share amounts)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016
Interest and dividend income:
Loans	$3,936	$3,434	$11,049	$8,982
Other interest and dividend income	453	442	1,399	1,309

Total interest and dividend income	4,389	3,876	12,448	10,291

Interest expense	573	455	1,458	1,218

Net interest income	3,816	3,421	10,990	9,073
Provision for loan losses	—	(160)	335	(98)

Net interest income after provision for loan losses	3,816	3,581	10,655	9,171

Non-interest income:
Gain on sale of mortgage loans, net	2,705	5,401	7,264	7,140
Gain on sales/calls of securities	—	100	—	162
Life insurance settlement	—	—	—	486
Bargain purchase gain	—	1,451	—	1,451
Mortgage servicing fees, net	199	(226)	1,149	(58)
Other	667	634	2,002	1,567

Total non-interest income	3,571	7,360	10,415	10,748

Non-interest expenses:
Salaries and employee benefits	4,626	5,348	14,059	9,931
Occupancy and equipment	682	691	1,957	1,448
Charitable foundation expense	—	2,275	—	2,275
Merger and integration costs	7	514	531	664
Other non-interest expenses	1,894	1,824	5,219	4,589

Total non-interest expenses	7,209	10,652	21,766	18,907

Income (loss) before income taxes	178	289	(696)	1,012
Income tax provision (benefit)	129	—	(148)	3

Net income (loss)	$49	$289	$(548)	$1,009

Earnings (loss) per share (basic and diluted)	$0.01	$0.05	$(0.10)	N/A

Weighted average shares outstanding	5,429,564	5,403,923	5,427,262

N/A – Not applicable as the Company’s common stock was not outstanding during this entire period.

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Randolph Bancorp, Inc.

Reconciliation of GAAP to Non-GAAP Net Income (Loss)

(In thousands)

(Unaudited)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2017	2016	2017	2016
Income (loss) before income taxes - GAAP basis	$178	$289	$(696)	$1,012
Non-interest income adjustment:
Bargain purchase gain	—	(1,451)	—	(1,451)
Gain on life insurance settlement	—	—	—	(486)
Non-interest expense adjustment:
Charitable foundation contribution	—	2,275	—	2,275
Merger and integration costs	7	514	531	664
Related tax effects	(73)	—	64	(3)

Net income (loss) - Non-GAAP basis	$112	$1,627	$(101)	$2,011

The Company’s management believes that the presentation of net income (loss) on a non-GAAP basis excluding non-recurring items provides useful information for evaluating operating results and any related trends that may be affecting the Company’s business. These disclosures should not be viewed as a substitute for operating results determined in accordance with GAAP.

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Randolph Bancorp, Inc.

Consolidated Balance Sheets

(In Thousands)

(Unaudited)

	September 30,	December 31,
	2017	2016
Assets
Cash and due from banks	$3,741	$4,370
Interest-bearing deposits	4,414	10,479

Total cash and cash equivalents	8,155	14,849
Certificates of deposit	2,940	3,675
Securities available for sale, at fair value	65,141	68,637
Loans held for sale, at fair value	26,541	30,452
Loans, net of allowance for loan losses of $3,545 in 2017 and $3,271 in 2016	372,777	332,991
Federal Home Loan Bank stock, at cost	2,909	2,478
Accrued interest receivable	1,307	1,163
Mortgage servicing rights, net	6,039	8,486
Premises and equipment, net	7,755	6,280
Bank-owned life insurance	7,999	7,884
Other assets	3,949	4,329

Total assets	$505,512	$481,224

Liabilities and Stockholders’ Equity
Deposits:
Non-interest bearing	$59,954	$59,646
Interest bearing	298,947	291,533

Total deposits	358,901	351,179

Federal Home Loan Bank advances	56,935	38,667
Mortgagors’ escrow accounts	1,311	1,572
Post-employment benefit obligations	2,723	2,886
Other liabilities	2,402	3,618

Total liabilities	422,272	397,922

Stockholders’ Equity:
Common stock	59	59
Additional paid-in capital	56,443	56,373
Retained earnings	32,113	32,661
ESOP-unearned compensation	(4,366)	(4,507)
Accumulated other comprehensive loss, net of tax	(1,009)	(1,284)

Total stockholders’ equity	83,240	83,302

Total liabilities and stockholders’ equity	$505,512	$481,224

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Randolph Bancorp, Inc.

Selected Financial Highlights

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016
Return on average assets: (1)
GAAP	0.04%	0.24%	(0.15%)	0.31%
Non-GAAP (2)	0.09%	1.33%	(0.03%)	0.63%

Return on average equity: (1)
GAAP	0.23%	1.35%	(0.87%)	2.43%
Non-GAAP (2)	0.53%	7.59%	(0.16%)	4.85%

Net interest margin	3.24%	3.03%	3.24%	3.08%

Non-interest income to total income:
GAAP	48.34%	68.27%	48.66%	54.23%
Non-GAAP (2)	48.34%	63.33%	48.66%	49.27%

Efficiency ratio:
GAAP	97.59%	98.80%	101.69%	95.39%
Non-GAAP (2)	97.50%	84.28%	99.21%	89.29%

Tier 1 capital to average assets	16.65%	17.08%	17.23%	19.42%

Nonperforming assets as a percentage of total assets	0.43%	0.64%	0.43%	0.64%

Allowance for loan losses as a percentage of total loans (3)	0.94%	0.94%	0.94%	0.94%

Allowance for loan losses as a percentage of non-performing loans	162.54%	112.34%	162.54%	112.34%

Tangible book value per share	$14.16	$14.61	$14.16	$14.61

(1)	Annualized
(2)	See page 6 - Reconciliation of GAAP to Non-GAAP Net Income (Loss)
(3)	Total loans exclude loans held for sale and net deferred loan costs and fees

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